SMITH BARNEY FUNDAMENDAL VALUE FUND INC.

	ARTICLES OF AMENDMENT

	Smith Barney Fundamental Value Fund Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST: The Charter of the Corporation is hereby amended to provide that the name of all of the issued and unissued Class C Common Stock of the Corporation is hereby changed to Class L Common Stock.

	SECOND: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action of the stockholders.

	THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

	IN WITNESS WHEREOF, Smith Barney Fundamental Value Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of June 11, 1998.


WITNESS:					SMITH BARNEY FUNDAMENTAL
					   	 VALUE FUND INC.


                                      		By:
Christina T. Sydor 				                  Heath B. McLendon
Secretary						                          President



THE UNDERSIGNED, President of Smith Barney Fundamental Value Fund Inc., who executed on behalf of the Corporation Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



							Heath B. McLendon
`							 President


U:legal\funds\valu\orgdocs\amend698.doc